Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES SECOND QUARTER 2014 EARNINGS RESULTS

FORT WORTH, Texas, (August 7, 2014) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported second quarter 2014 net income of $1.7 million, or $0.09 per diluted share, compared to a net loss of $3.2 million, or $0.16 per diluted share, reported for second quarter 2013. Year to date, Hallmark reported net income of $6.2 million, or $0.32 per diluted share, compared to a net loss of $1.5 million, or $0.08 per diluted share for the same period the prior year. Total revenues were $80.8 million for the second quarter of 2014 as compared to $99.3 million for the second quarter of 2013. Year to date total revenues for 2014 were $167.9 million as compared to $192.4 million reported for the same period the prior year.

“I am pleased to report our fourth consecutive quarter of profitable underwriting results as evidenced by our reported quarterly combined ratio of 97.4%,” said Mark J. Morrison, President and Chief Executive Officer. “We achieved these results despite the worst quarter for catastrophe losses in our history. A high frequency of severe convective storms resulted in over $13 million in net incurred losses that added 17% to our combined ratio for the quarter. On a pre-catastrophe loss basis, the quarter marked the best operating results in Hallmark’s history.”

Mr. Morrison continued, “Apart from the unprecedented level of catastrophe losses, underlying trends during the quarter continued to reflect the positive momentum in our businesses. Our Specialty Commercial Segment, which now accounts for approximately two-thirds of our total premium volume, continues to generate profitable premium growth and outstanding results. The Specialty Commercial Segment reported a combined ratio of 88.9% and pre-tax income of $9.5 million for the current quarter, and has generated a combined ratio of 90.5% and pre-tax income of $34.7 million over a trailing four quarter period. Additionally, the corrective actions taken in our Personal Segment over that past couple of years have clearly made a positive impact and this business once again contributed to our profitable underwriting results for the quarter on both a gross and net basis. Our Standard Commercial Segment also continues to produce acceptable results before catastrophe losses. Despite reducing large property risks and implementing aggressive rate increases in catastrophe prone areas, this business once again incurred heavy catastrophe losses during the quarter of $12.5 million, net of reinsurance. We will continue to take steps to reduce our exposure to catastrophic events by further refining our property pricing, underwriting criteria and utilization of catastrophe reinsurance coverage.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $12.78 at the end of the quarter, an increase of 9% since a year ago. Total cash and investments have increased 6% during the first half of 2014 to $651.5 million, or $33.95 per share, due in part to cash flow from operations of $19.6 million. Hallmark’s cash balances totaled $171.8 million as of June 30, 2014.”

Second Quarter
	2014	2013	% Change
	($ in thousands, unaudited)
Gross premiums written	124,440	119,467	4%
Net premiums written	73,703	99,545	-26%
Net premiums earned	78,046	92,844	-16%
Investment income, net of expenses	2,986	3,278	-9%
Net realized (losses) gains	(284)	1,597	NM
Total revenues	80,836	99,299	-19%
Net income (loss)	1,651	(3,151)	NM
Net income (loss) per share - basic	$0.09	$(0.16)	NM
Net income (loss) per share - diluted	$0.09	$(0.16)	NM
Book value per share	$12.78	$11.68	9%
Cash flow from operations	14,474	18,208	-21%

Year-to-Date
	2014	2013	% Change
	($ in thousands, unaudited)
Gross premiums written	240,522	227,614	6%
Net premiums written	156,624	193,441	-19%
Net premiums earned	160,623	179,332	-10%
Investment income, net of expenses	6,227	6,906	-10%
Net realized (losses) gains	(99)	2,773	NM
Total revenues	167,945	192,440	-13%
Net income (loss)	6,199	(1,457)	NM
Net income (loss) per share - basic	$0.32	$(0.08)	NM
Net income (loss) per share - diluted	$0.32	$(0.08)	NM
Book value per share	$12.78	$11.68	9%
Cash flow from operations	19,581	24,033	-19%

Second Quarter 2014 Commentary

During the three and six months ended June 30, 2014, Hallmark’s total revenues were $80.8 million and $167.9 million, representing a decrease of 19% and 13%, respectively, from the $99.3 million and $192.4 million in total revenues for the same periods of 2013. This decrease in revenue was primarily attributable to lower net earned premiums in the Personal Segment due to a quota share reinsurance contract entered into during the fourth quarter of 2013 on non-standard automobile risks produced in certain states. Further contributing to the decrease in revenue were net realized losses recognized during the three and six months ended June 30, 2014 as compared to net realized gains recognized during the same periods of 2013, lower net investment income and an increase in adverse profit share commission revenue adjustments in the Standard Commercial Segment for the three and six months ended June 30, 2014 as compared to the same periods of 2013.

The decrease in revenue for the three and six months ended June 30, 2014 was offset by decreased loss and loss adjustment expenses (“LAE”) of $22.6 million and $31.5 million, respectively, as compared to the same periods in 2013. During the three months ended June 30, 2014, the Company recorded $5.6 million of favorable prior year loss development. During the three months ended June 30, 2013, the Company recorded $5.4 million unfavorable prior year loss development. During the six months ended June 30, 2014, the Company recorded $6.8 million of favorable prior year loss development. During the six months ended June 30, 2013, the Company recorded $7.4 million of unfavorable prior year loss development. The decrease in loss and LAE occurred despite a $7.8 million increase in net catastrophe losses to $13.3 million during the three months ended June 30, 2014 from $5.5 million reported for the same period of 2013. Other operating expenses also decreased due mostly to decreased production related expenses in the Personal Segment, partially offset by higher salary and related expenses due primarily to changes in incentive compensation accruals.

Hallmark reported net income of $1.7 million and $6.2 million for the three and six months ended June 30, 2014 as compared to a net loss of $3.2 million and $1.5 million for the three and six months ended June 30, 2013. On a diluted basis per share, the Company reported net income of $0.09 per share for the three months ended June 30, 2014, as compared to net loss of $0.16 per share for the same period in 2013. On a diluted basis per share, net income per share was $0.32 for the six months ended June 30, 2014 as compared to net loss per share of $0.08 for the same period during 2013.

Hallmark's consolidated net loss ratio was 67.3% and 65.5% for the three and six months ended June 30, 2014, as compared to 80.8% and 76.3% for the same periods in 2013. Hallmark's net expense ratio was 30.1% and 30.2% for the three and six months ended June 30, 2014 as compared to 28.6% and 29.4% for the same periods in 2013. Hallmark’s net combined ratio was 97.4% and 95.7% for the three and six months ended June 30, 2014 as compared to 109.4% and 105.7% for the same periods in 2013.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mark J. Morrison, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except share amounts)	Jun. 30	Dec. 31
	2014	2013
	(unaudited)
ASSETS
Investments:
Debt securities, available-for-sale, at fair value (cost: $424,760 in 2014 and $408,627 in 2013)	$427,147	$410,095
Equity securities, available-for-sale, at fair value (cost: $24,830 in 2014 and $24,902 in 2013)	52,553	51,230
Total investments	479,700	461,325
Cash and cash equivalents	156,365	141,666
Restricted cash	15,421	12,190
Ceded unearned premiums	60,652	44,988
Premiums receivable	79,789	71,157
Accounts receivable	3,205	2,382
Receivable for securities	1,165	1,320
Reinsurance recoverable	99,756	76,818
Deferred policy acquisition costs	19,757	22,586
Goodwill	44,695	44,695
Intangible assets, net	18,675	19,953
Prepaid expenses	2,051	1,531
Other assets	6,307	8,412
Total Assets	$987,538	$909,023
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$-	$1,473
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	415,297	382,640
Unearned premiums	196,968	185,303
Reinsurance balances payable	34,182	20,598
Pension liability	1,116	1,433
Payable for securities	17,908	206
Deferred federal income taxes, net	2,545	2,825
Federal income tax payable	844	719
Accounts payable and other accrued expenses	16,662	19,006
Total Liabilities	742,224	670,905
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2014 and 2013	3,757	3,757
Additional paid-in capital	123,048	122,827
Retained earnings	112,408	106,209
Accumulated other comprehensive income	18,379	16,883
Treasury stock (1,684,149 shares in 2014 and 1,609,374 shares in 2013), at cost	(12,278)	(11,558)
Total Stockholders’ Equity	245,314	238,118
	$987,538	$909,023

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Six Months Ended
($ in thousands, except share amounts; unaudited)	June 30		June 30
	2014	2013	2014	2013
Gross premiums written	$124,440	$119,467	$240,522	$227,614
Ceded premiums written	(50,737)	(19,922)	(83,898)	(34,173)
Net premiums written	73,703	99,545	156,624	193,441
Change in unearned premiums	4,343	(6,701)	3,999	(14,109)
Net premiums earned	78,046	92,844	160,623	179,332

Investment income, net of expenses	2,986	3,278	6,227	6,906
Net realized (losses) gains	(284)	1,597	(99)	2,773
Finance charges	1,383	1,487	2,767	2,912
Commission and fees	(1,309)	79	(1,599)	420
Other income	14	14	26	97
Total revenues	80,836	99,299	167,945	192,440

Losses and loss adjustment expenses	52,502	75,059	105,272	136,797
Other operating expenses	24,510	27,578	50,646	54,772
Interest expense	1,143	1,150	2,295	2,299
Amortization of intangible assets	639	829	1,278	1,726
Total expenses	78,794	104,616	159,491	195,594

Income (loss) before tax	2,042	(5,317)	8,454	(3,154)
Income tax expense (benefit)	391	(2,166)	2,255	(1,697)
Net income (loss)	$1,651	$(3,151)	$6,199	$(1,457)

Net income (loss) per share:
Basic	$0.09	$(0.16)	$0.32	$(0.08)
Diluted	$0.09	$(0.16)	$0.32	$(0.08)

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Jun. 30	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Gross premiums written	$22,646	$23,687	$85,807	$76,361	$15,987	$19,419	$-	$-	$124,440	$119,467
Ceded premiums written	(2,262)	(2,102)	(35,497)	(16,368)	(12,978)	(1,452)	-	-	(50,737)	(19,922)
Net premiums written	20,384	21,585	50,310	59,993	3,009	17,967	-	-	73,703	99,545
Change in unearned premiums	(946)	(1,978)	5,090	(7,269)	199	2,546	-	-	4,343	(6,701)
Net premiums earned	19,438	19,607	55,400	52,724	3,208	20,513	-	-	78,046	92,844

Total revenues	19,341	20,709	58,702	55,660	4,882	22,387	(2,089)	543	80,836	99,299

Losses and loss adjustment expenses	16,129	16,447	35,242	40,953	1,131	17,659	-	-	52,502	75,059

Pre-tax income (loss)	(3,147)	(1,999)	9,465	566	1,285	(1,654)	(5,561)	(2,230)	2,042	(5,317)

Net loss ratio (1)	83.0%	83.9%	63.6%	77.7%	35.3%	86.1%			67.3%	80.8%
Net expense ratio (1)	33.0%	31.8%	25.3%	26.8%	43.0%	24.6%			30.1%	28.6%
Net combined ratio (1)	116.0%	115.7%	88.9%	104.5%	78.3%	110.7%			97.4%	109.4%

Favorable (Unfavorable) Prior Year Development	3,942	1,496	417	(5,667)	1,249	(1,250)	-	-	5,608	(5,421)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Six Months Ended Jun. 30	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Gross premiums written	$43,627	$45,329	$160,729	$141,667	$36,166	$40,618	$-	$-	$240,522	$227,614
Ceded premiums written	(4,231)	(4,097)	(49,726)	(27,300)	(29,941)	(2,776)	-	-	(83,898)	(34,173)
Net premiums written	39,396	41,232	111,003	114,367	6,225	37,842	-	-	156,624	193,441
Change in unearned premiums	(558)	(3,095)	3,670	(12,790)	887	1,776	-	-	3,999	(14,109)
Net premiums earned	38,838	38,137	114,673	101,577	7,112	39,618	-	-	160,623	179,332

Total revenues	39,682	40,997	121,184	107,340	10,474	43,365	(3,395)	738	167,945	192,440

Losses and loss adjustment expenses	28,952	29,030	72,183	75,389	4,137	32,378	-	-	105,272	136,797

Pre-tax income (loss)	(1,926)	(522)	19,389	4,264	1,254	(1,718)	(10,263)	(5,178)	8,454	(3,154)

Net loss ratio (1)	74.5%	76.1%	62.9%	74.2%	58.2%	81.7%			65.5%	76.3%
Net expense ratio (1)	32.8%	32.7%	25.9%	27.2%	40.0%	25.8%			30.2%	29.4%
Net combined ratio (1)	107.3%	108.8%	88.8%	101.4%	98.2%	107.5%			95.7%	105.7%

Favorable (Unfavorable) Prior Year Development	5,135	2,222	(231)	(8,657)	1,907	(997)	-	-	6,811	(7,432)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.